Exhibit 99.1

Great Basin Scientific Announces Date of Effectiveness of Reverse Stock Split Company to effect stock split on April 10, 2017

Stock will trade under the temporary symbol GBSND

Salt Lake City, April 7, 2017 - Great Basin Scientific, Inc. (OTCQB: GBSN), a molecular diagnostics company, announced today that a reverse stock split of its issued and outstanding shares of common stock at a ratio of 1-for-2,000 will become effective at 12:01 a.m. Eastern Time on April 10, 2017. At the opening of trading on Monday, April 10, 2017, the Company’s common stock will begin trading on a split-adjusted basis under new CUSIP number 39013L 882 and under the temporary symbol “GBSND.” The symbol will revert to “GBSN” in 20 business days.

The reverse stock split impacts all holders of the Company’s common stock uniformly, and does not affect any stockholder’s percentage ownership interest in the Company or proportionate voting power (except to the extent that the reverse stock split results in any stockholders owning a fractional share). Additionally, all convertible notes, convertible preferred stock, stock options, other equity awards and warrants outstanding immediately prior to the reverse stock split will be proportionately adjusted.

The reverse split reduces the number of common stock from 1,485,904,497 shares to approximately 742,952 shares outstanding. The reverse stock split was approved by stockholders at a special meeting of stockholders that was held on March 9, 2017.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC, which is also acting as the exchange agent for the reverse stock split, will provide instructions to stockholders regarding the process for exchanging share certificates. Stockholders who hold their shares electronically in book-entry form at a brokerage firm need not take any action, as their shares will automatically be adjusted by their brokerage firm to reflect the reverse stock split. Beneficial holders may contact their bank, broker or nominee with any questions regarding the procedure of implementing the reverse stock split.

About Great Basin Scientific

Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies. The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company’s vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses, and significantly limiting the spread of infectious disease. More information can be found on the company’s website at www.gbscience.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the effective date and the trading date of the reverse stock split are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and other risks set forth in filings with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. These forward-looking statements speak only as of the date hereof, and Great Basin specifically disclaims any obligation to update these forward-looking statements, except as required by law.

Contact:

Betsy Hartman, Great Basin Scientific

385.215.3372

ir@gbscience.com

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